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                                                                  EXHIBIT 10.5

                                    FORM OF
                    NON-QUALIFIED DEFERRED COMPENSATION PLAN
                      FOR OUTSIDE DIRECTORS OF COACH, INC.

         SECTION 1.        PARTICIPATION.

         (a) A member of the Board of Directors of Coach, Inc. ("Coach") who is not an employee of Coach may elect to defer compensation earned for services as a director that such director has not elected to receive in a form other than cash ("Annual Cash Retainer") of not less than twenty-five percent (25%) of the quarterly retainer and meeting fees which would otherwise be payable at the end of each three (3) month period ending on September 30, December 31, March 31 and June 30 ("Retainer Payment Quarter") but for this election to participate in this Plan, in accordance with the terms and conditions of this Non-Qualified Deferred Compensation Plan for Outside Directors of Coach, Inc. ("Plan").

         (b) The deferred Annual Cash Retainer ("Deferred Compensation") shall be paid on such future date or dates and in such manner as a director who elects to participate in this Plan ("Participating Director") shall elect in the Deferred Compensation Agreement attached hereto as Exhibit A ("Agreement"); PROVIDED, HOWEVER, that (i) no Deferred Compensation shall be paid from the Plan prior to the date that Sara Lee Corporation certifies to the Company that it no longer owns either (A) shares of Coach common stock representing "control" of Coach (within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code")) or (B) shares of Coach common stock sufficient to satisfy the "80-percent voting and value test" (described in Section 1504(a)(2) of the Code) (the "Spin-Off Date"), unless Coach demonstrates to the satisfaction of Sara Lee Corporation that it has purchased shares of Coach common stock on the open market in a number sufficient to cover the payment, and actually re-issues such repurchased shares pursuant to such payment, and (ii) no Deferred Compensation shall be paid in the same calendar year in which any portion of the Annual Cash Retainer representing the Deferred Compensation is earned. Any election to defer all or any portion of the Annual Cash Retainer shall be applicable to all future Annual Cash Retainer fees earned until the election is revoked by the Participating Director pursuant to Section 4 hereof.

         SECTION 2. ADMINISTRATION. This Plan shall be administered by a committee comprised of the Chief Financial Officer, Senior Vice President, Chief Counsel and Senior Vice President, Human Resources, respectively, of Coach ("Committee"). The

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Committee may delegate certain administrative authority to other employees of
Coach, but shall retain the ultimate responsibility for the interpretation of, and amendments to, the Plan. The members of the Committee shall not be liable for any of their actions or determinations made in good faith with respect to the administration of this Plan.

         SECTION 3. ESTABLISHMENT AND MAINTENANCE OF DEFERRED COMPENSATION ACCOUNTS. Coach shall establish and maintain a separate Deferred Compensation Account ("Account") for each Participating Director. The Deferred Compensation shall be credited to the Account as of the following dates:
September 30, December 31, March 31 and June 30 ("Credit Dates"). The value of a Participating Director's Deferred Compensation Account shall be determined as if the Deferred Compensation is invested in Coach common stock equivalents on the Credit Dates. The number of Coach common stock equivalents shall be determined by dividing the Deferred Compensation credited to the Account on the Credit Dates by the average of the high and low quotes on the applicable Credit Date on the New York Stock Exchange Composite Transactions Tape ("Market Value"). Fractional stock equivalents will be computed to four (4) decimal places. On and after the Spin-Off Date, an amount equal to all dividends paid on the shares of Coach common stock after the Spin-Off Date will be converted into whole or fractional shares of common stock equivalents at the Market Value as of the dividend payment dates and credited to the Account. The amount of Deferred Compensation to be paid to a Participating Director on the payment date(s) specified in the Agreement shall be equal to (a) the number of share equivalents accumulated in the Account (b) multiplied by the Market Value on the date upon which the Deferred Compensation is scheduled to be paid and then (c) divided by the total number of payments to be made (or remaining to be paid), as specified in the Agreement; provided, that no payments shall be made from the Plan prior to the Spin-Off Date, unless Coach demonstrates to the satisfaction of Sara Lee Corporation that it has purchased shares of Coach common stock on the open market in a number sufficient to cover the payment, and actually re-issues such repurchased shares pursuant to such payment. All payments from a Participating Director's Deferred Compensation Account will be made in the form of shares of Coach common stock; provided, that upon the bankruptcy liquidation of Coach, (i) no distribution from the Plan shall be made in shares of Coach common stock, and
(ii) distributions to a Participating Director shall be made in cash in an amount determined by multiplying each share equivalent in the Account by the Market Value of Coach common stock on the date such share equivalent was first credited to the Account.

         SECTION 4. REVOCATION OF ELECTION. A Participating Director may elect to revoke the election to defer his or her Annual Cash Retainer by written notice delivered to the Secretary of Coach at least seven (7) business days prior to the beginning of the next immediate Retainer Payment Quarter which begin on each of October 1, January 1, April 1 and July 1 ("Revocation Notice"). The revocation shall become effective at the beginning of the next immediate Retainer Payment Quarter and shall be applicable only to Annual Cash Retainer fees earned after the effective date of the Revocation Notice, and, thereafter, the Participating Director shall not be entitled to defer any future Annual Cash Retainer fees for the remaining portion of the current Plan Year in which the


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Revocation Notice is delivered. "Plan Year" is defined as a twelve-month period beginning on November 1 and ending on October 31.

         SECTION 5.        PAYMENTS OF DEFERRED COMPENSATION.

         (a) A Participating Director may elect to receive payments of Deferred Compensation either in a lump sum payment or in annual installments as specified in the Agreement.

         (b) The Account shall continue to be maintained for the benefit of the participating Director and paid in accordance with the Agreement in the event that the Participating Director's service as a director shall terminate prior to all of the outstanding balance in the Account being paid out.

         (c) If a Participating Director shall die while an active director of Coach prior to all the payments being made from the Account, the unpaid balance of the Account shall be paid on the thirtieth (30th) day after the date the Secretary of Coach has been duly notified of his or her death to either of the Participating Director's estate or to his or her designated beneficiary or beneficiaries, as designated in the Agreement, or in the absence of such designation, to his or her personal representative; provided, that no payments shall be made from the Plan prior to the Spin-Off Date, unless Coach demonstrates to the satisfaction of Sara Lee Corporation that it has purchased shares of Coach common stock on the open market in a number sufficient to cover the payment, and actually re-issues such repurchased shares pursuant to such payment. Such death payment shall be made in a single lump sum, irrespective of the time and manner of payment specified in the Agreement.

         SECTION 6. UNFUNDED OBLIGATION OF COACH. The balances accumulated in the Accounts shall constitute general contractual obligations of Coach to the Participating Directors. Coach shall not segregate assets, create any security interest or encumber its assets in order to provide for or fund the payment(s) of the balance(s) accumulated in the Accounts. Notwithstanding the foregoing, Coach may, in its sole discretion, establish an irrevocable grantor trust, the assets of which shall not be subject to the claims of Coach's creditors, to fund its obligations of all or designated Participating Directors under this Plan. If such a trust is established, benefits payable under the Plan shall be paid from the assets of the trust to the extent not otherwise paid from Coach's general assets.

         SECTION 7. NON-ASSIGNABILITY. The rights and benefits of a Participating Director under the Plan are personal and cannot be pledged, transferred or assigned except by designation of a beneficiary (or beneficiaries), by will or the laws of descent and distribution.


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         SECTION 8.        AMENDMENTS.  Any substantive amendment to the Plan
shall be approved by the Committee. No amendment shall be made which would adversely affect the tax status of the Deferred Compensation accumulated in the Accounts.

         SECTION 9. EFFECTIVE DATE; TERMINATION. This Plan was approved by the Board of Directors of Coach on June 23, 2000 and became effective on June 29, 2000, the date it was approved by the sole stockholder of Coach. The Board of Directors of Coach may terminate this Plan at any time; PROVIDED THAT, such termination shall not affect the rights of Participating Directors which have accrued under this Plan prior to such termination. In the event of a termination, the payment schedule specified in the Agreement or under the terms of the Plan shall continue to be followed.



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